Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Roger Kuebel 401-608-8945 rkuebel@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600
KVH Industries Reports Fourth Quarter and Full Year 2021 Results

MIDDLETOWN, RI, March 7, 2022 — KVH Industries, Inc., (Nasdaq: KVHI), a leading provider of innovative, technology-driven connectivity and navigation solutions, today reported financial results for the fourth quarter and full year ended December 31, 2021. The company will hold a conference call to discuss these results at 9:00 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.

In a separate press release this morning, the Company also announced a leadership transition plan, including the retirement from the Company of President and Chief Executive Officer, Martin Kits van Heyningen. Current Chief Operating Officer Brent Bruun will assume the role of Interim Chief Executive Officer.
Fourth Quarter 2021 Highlights

•Total revenues decreased by 2% in the fourth quarter of 2021 to $43.1 million from $44.1 million in the fourth quarter of 2020.

•Our mini-VSAT Broadband airtime revenue increased 18% year-over-year to $23.9 million, driven primarily by a 12% increase in subscribers (based on the number of active subscribers at noon on December 31, prior to the shutdown of our legacy network).

•TACNAV product sales decreased $7.0 million to $0.2 million in the fourth quarter of 2021 compared to the fourth quarter of 2020, whereas fiber optic gyro (FOG) product and OEM product sales increased $1.2 million, or 18%, in the fourth quarter of 2021 compared to the fourth quarter of 2020.

•Net loss in the fourth quarter of 2021 was $4.1 million, or $0.22 per share, compared to a net loss of $11.6 million, or $0.65 per share, in the fourth quarter of 2020.

The Company also announced today that it will restructure its operations to reduce costs and better reflect a more focused strategy. The Company will reduce its workforce by approximately 10% and expects annualized savings of at least $5 million from these actions. The Company anticipates the bulk of associated one-time costs to be incurred in the first quarter of fiscal year 2022, with the benefit to earnings beginning in the second quarter of fiscal year 2022.

Commenting on the company’s results, Brent Bruun, KVH’s Interim Chief Executive Officer, said, "We delivered mixed results in the fourth quarter, concluding a challenging year. For both the full year and the fourth quarter, our strong revenue gain in our Mobile Connectivity Segment was offset by a reduction in Inertial Navigation revenue, primarily driven by supply chain challenges and a decline in TACNAV product sales, which were only partially offset by an increase in FOG sales. We expect that the restructuring and headcount reduction actions announced this morning will more appropriately align our expense base with our expected revenue.

“For 2022, we expect consolidated annual revenue growth between 2% and 5%. With the operating expense reductions in place, and assuming that the business impact from supply chain issues is not materially worse in 2022 than it was in 2021, we expect that EBITDA will improve significantly, growing from $4 million in 2021 to between $11 million and $15 million in 2022.

“I am confident that we will be able to drive profitability and shareholder value by focusing on our core businesses in which we are already a leader, while being more disciplined in our new product initiatives.”

The company operates in two segments, mobile connectivity and inertial navigation. In the fourth quarter of 2021, net sales for the mobile connectivity segment increased by $5.3 million, or 18%, compared to the fourth quarter of 2020. mini-VSAT Broadband airtime revenue increased by $3.6 million. Other drivers include a $0.9 million increase in mobile connectivity product sales and a $0.6 million increase in our content service sales. In the fourth quarter of 2021, net sales for our inertial navigation segment decreased by $6.3 million, or 44%, compared to the fourth quarter of 2020. Inertial navigation sales decreased primarily due to a $7.0 million decrease in TACNAV product sales and a $0.4 million decrease in contracted engineering revenue. This decrease was partially offset by a $1.2 million increase in FOG and OEM product sales.

Financial Highlights (in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
GAAP Results
Revenue	$43.1	$44.1	$171.8	$158.7
Net loss	$(4.1)	$(11.6)	$(9.8)	$(21.9)
Net loss per share	$(0.22)	$(0.65)	$(0.54)	$(1.24)

Non-GAAP Results
Net (loss) income	$(3.1)	$1.3	$(5.8)	$(3.5)
Net (loss) income per share	$(0.17)	$0.07	$(0.32)	$(0.20)
Adjusted EBITDA	$(0.1)	$3.5	$4.0	$3.1
For more information regarding our non-GAAP financial measures, see the tables at the end of this release.
Fourth Quarter Financial Summary
Revenue was $43.1 million for the fourth quarter of 2021, a decrease of 2% compared to $44.1 million in the fourth quarter of 2020.
Product revenues for the fourth quarter of 2021 were $15.9 million, a decrease of 24% compared to the prior year quarter, primarily due to a $5.9 million decrease in inertial navigation product sales, partially offset by a $0.9 million increase in mobile connectivity product sales. Inertial navigation product sales decreased primarily as a result of a $7.0 million decrease in TACNAV product sales, which was partially offset by a $1.2 million increase in FOG and OEM product sales. The increase in mobile connectivity product sales was primarily due to a $0.7 million increase in mini-VSAT Broadband products and accessories sales.
Service revenues for the fourth quarter of 2021 were $27.2 million, an increase of 17% compared to the fourth quarter of 2020, primarily due to a $4.4 million increase in mobile connectivity service sales. This was partially offset by a $0.4 million decrease in inertial navigation service sales. Mobile connectivity service sales increased primarily due to a $3.6 million increase in our mini-VSAT Broadband service sales, which resulted in part from a 12% increase in subscribers, primarily as a result of AgilePlans. In addition, there was a $0.6 million increase in our content service sales. Inertial navigation service sales decreased primarily due to lower contract engineering service revenue.
Primarily as a result of the impairment charges for our KVH Media business unit of $10.5 million in the fourth quarter of 2020, our operating expenses decreased $9.5 million to $18.9 million for the fourth quarter of 2021 compared to $28.4 million for the fourth quarter of 2020. This decrease was partially offset by a $0.4 million increase in salaries and employee benefits, a $0.2 million increase in marketing expense, a $0.2 million increase in external commissions and a $0.2 million increase in expensed materials.

Full Year Financial Summary

Revenue was $171.8 million for the year ended December 31, 2021, an increase of 8% compared to $158.7 million for the year ended December 31, 2020.

Product revenues for the year ended December 31, 2021, were $66.9 million, an increase of 3% compared to the year ended December 31, 2020, which resulted primarily from an increase of $2.1 million in mobile connectivity product sales and a $0.1 million increase in inertial navigation product sales. The increase in mobile connectivity product sales was primarily due to a $2.1 million increase in marine mobile connectivity product sales, which was primarily driven by a $1.1 million increase in TracVision product sales and a $0.9 million increase in mini-VSAT Broadband products and accessories sales. The increase in inertial navigation product sales was primarily due to a $3.0 million increase in FOG and OEM product sales, almost fully offset by a $2.9 million decrease in TACNAV product sales.

Service revenues for the year ended December 31, 2021, were $104.9 million, an increase of 11% compared to the year ended December 31, 2020, primarily due to an increase in mobile connectivity service sales of $12.3 million, partially offset by a decrease of $1.5 million in inertial navigation service sales. The increase in mobile connectivity service sales was primarily due to an $11.5 million increase in our mini-VSAT Broadband service sales, which resulted in part from a 12% increase in subscribers, primarily as a result of AgilePlans. In addition, there was an increase of $0.3 million in our content service sales and a $0.3 million increase in service activation sales. The decrease in inertial navigation service sales was due to a decrease in our contract engineering service revenue.

Our operating expenses decreased $2.8 million to $77.7 million in the year ended December 31, 2021, compared to $80.5 million in the year ended December 31, 2020. This decrease resulted primarily because the impairment charges for our KVH Media business unit of $10.5 million that we incurred in the year ended December 31, 2020 were not repeated. This decrease was partially offset by a $3.9 million increase in professional fees, primarily arising from a stockholder’s nomination of a competing slate of directors at our annual meeting of stockholders, a $2.7 million increase in salaries and employee benefits, and a $1.5 million decrease in funded engineering expenses.

Conference Call Details
KVH Industries will host a conference call today at 9:00 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures

This release provides non-GAAP financial information, which may include constant-currency revenue, non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. Constant-currency revenue is calculated on the basis of local currency results, using foreign currency exchange rates applicable to the earlier comparative period, and management believes that presenting information on a constant-currency basis helps management and investors to isolate the impact of changes in those rates from other factors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results, comparison to competitors’ operating results, and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, include the following:

•Non-GAAP net income (loss) and diluted EPS exclude, as applicable, amortization of intangibles, stock-based compensation expense, goodwill impairment charge, intangible asset impairment charge, transaction-related and other variable legal and advisory fees, obsolete inventory recovery, variable inventory reserves, other variable costs, foreign exchange transaction gains and losses, income from loan forgiveness, the tax effect of the foregoing and certain discrete tax charges, including changes in our valuation allowance and other tax adjustments.

•Non-GAAP adjusted EBITDA represents net income (loss) before, as applicable, interest income, net, income taxes, depreciation, amortization, stock-based compensation expense, goodwill impairment charge, intangible asset impairment charge, transaction-related and other variable legal and advisory fees, obsolete inventory recovery, variable inventory reserves, other variable costs, an foreign exchange transaction gains and losses, and income from loan forgiveness.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Because non-GAAP financial measures exclude the effect of items that increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.

KVH Industries, Inc., is a global leader in mobile connectivity and inertial navigation systems, with innovative technology designed to enable a mobile world. A market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. KVH is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial applications. Founded in 1982, the company is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL, and more than a dozen offices around the globe.

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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, the success of our new initiatives, our investment plans, our development goals, our anticipated revenue and earnings, and the impact of our future initiatives on revenue, competitive positioning, profitability, and product orders. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: the uncertain outcome of our restructuring plan and related reduction in force, including the loss of valuable employees; uncertainties created by our leadership transition, including challenges and potential additional expenses in retaining our continuing employees, particularly in the current competitive labor market characterized by rising wages; uncertainties created by our new business strategy, which may impact customer recruitment and retention; the uncertain impact of ongoing disruptions in our supply chain and associated increases in our costs; the impact of the recent Russian invasion of Ukraine; the adverse impact of the COVID-19 pandemic, as well as governmental, business and other responses thereto and any resulting economic slowdown, on our revenues, results of operations and financial condition, which could continue to be material (particularly for our media and other travel-related businesses); unanticipated changes or disruptions in our markets; increased competition, including as a result of industry consolidation and from companies offering networks with greater communication security options; technological breakthroughs by competitors; changes in customer priorities or preferences; potential customer terminations; unanticipated liabilities; the potential that competitors will design around or invalidate our intellectual property rights; a history and expectation of continuing losses; continued fluctuations in quarterly results; the ongoing impact on our overall revenues of our AgilePlans, under which we recognize no revenue for product sales, either at the time of shipment or over the contract term; higher costs arising from the HTS network; the loss of revenue from customers that did not transition to our HTS network, which will adversely impact our revenue growth rate; the uncertain impact of federal budget deficits, Congressional deadlock and the change in administration; the uncertain impact of changes in trade policy, including actual and potential new or higher tariffs and trade barriers, as well as trade wars with other countries; unanticipated obstacles in our photonic chip and other product and service development, cost engineering and manufacturing efforts; ongoing delays in anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur; adverse impacts of currency fluctuations; our ability to successfully commercialize our new initiatives without unanticipated additional expenses or delays; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-HTS series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracPhone V-HTS series, including with respect to new pricing models; increased price and service competition in the mobile connectivity market; exposure for potential intellectual property infringement; changes in tax and accounting requirements or assessments; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2021. Copies are available through our Investor Relations department and website, investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, TracVision, TracPhone, TACNAV, KVH Watch, mini-VSAT Broadband, and AgilePlans. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Sales:
Product	$15,930	$20,926	$66,870	$64,619
Service	27,198	23,201	104,897	94,114
Net sales	43,128	44,127	171,767	158,733
Costs and expenses:
Costs of product sales	12,751	11,996	46,810	41,608
Costs of service sales	16,777	15,069	65,162	59,517
Research and development	4,359	4,098	17,766	15,799
Sales, marketing and support	8,269	7,385	31,181	29,811
General and administrative	6,280	6,439	28,794	24,445
Goodwill impairment charge	—	8,732	—	8,732
Intangible asset impairment charge	—	1,758	—	1,758
Total costs and expenses	48,436	55,477	189,713	181,670
Loss from operations	(5,308)	(11,350)	(17,946)	(22,937)
Interest income	213	237	886	996
Interest expense	4	9	56	18
Other income (expense), net	970	(778)	7,245	193
Loss before income tax (benefit) expense	(4,129)	(11,900)	(9,871)	(21,766)
Income tax (benefit) expense	(49)	(263)	(108)	174
Net loss	$(4,080)	$(11,637)	$(9,763)	$(21,940)

Net loss per common share
Basic and diluted	$(0.22)	$(0.65)	$(0.54)	$(1.24)
Weighted average number of common shares outstanding:
Basic and diluted	18,408	17,772	18,217	17,669

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Cash, cash equivalents and marketable securities	$24,523	$37,719
Accounts receivable, net	33,648	33,687
Inventories, net	24,640	24,674
Other current assets and contract assets	5,019	4,980
Total current assets	87,830	101,060
Property and equipment, net	60,114	56,273
Goodwill	6,570	6,592
Intangible assets, net	1,287	2,254
Right of use assets	3,055	6,893
Other non-current assets and contract assets	9,882	10,446
Deferred income tax asset	56	73
Total assets	$168,794	$183,591
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$27,981	$27,525
Contract liabilities	3,989	4,445
Current portion of long-term debt	—	4,992
Current operating lease liability	1,912	3,826
Total current liabilities	33,882	40,788
Other long-term liabilities	30	674
Long-term operating lease liability	1,224	3,204
Long-term contract liabilities	4,466	4,688
Deferred income tax liability	215	418
Long-term debt, excluding current portion	—	1,935
Stockholders’ equity	128,977	131,884
Total liabilities and stockholders’ equity	$168,794	$183,591

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET (LOSS) INCOME
(in thousands, except per share amounts, unaudited)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net loss - GAAP	$(4,080)	$(11,637)	$(9,763)	$(21,940)
Amortization of intangibles	194	264	1,027	1,004
Stock-based compensation expense	1,080	1,003	4,109	3,462
Goodwill impairment charge	—	8,732	—	8,732
Intangible asset impairment charge	—	1,758	—	1,758
Transaction-related and other non-recurring legal fees	—	—	3,585	201
Obsolete inventory recovery	(592)	—	(592)	—
PPP loan forgiveness	—	—	(6,979)	—
Foreign exchange transaction (gain) loss	(84)	707	3	48
Tax effect on the foregoing	(263)	(736)	(1,851)	(1,270)
Change in valuation allowance and other tax adjustments (a)	619	1,226	4,648	4,513
Net (loss) income - Non-GAAP	$(3,126)	$1,317	$(5,813)	$(3,492)

Net (loss) income per common share - Non-GAAP
Basic	$(0.17)	$0.07	$(0.32)	$(0.20)
Diluted	$(0.17)	$0.07	$(0.32)	$(0.20)

Weighted average number of common shares outstanding
Basic	18,408	17,772	18,217	17,669
Diluted	18,408	17,972	18,217	17,669

(a)Represents a change in the valuation allowance on current year United States net operating losses, research and development tax credits and uncertain tax position adjustments.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP EBITDA AND NON-GAAP ADJUSTED EBITDA
(in thousands, unaudited)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
GAAP net loss	$(4,080)	$(11,637)	$(9,763)	$(21,940)
Income (benefit) tax expense	(49)	(263)	(108)	174
Interest income, net	(209)	(228)	(830)	(978)
Depreciation and amortization	3,829	3,386	14,601	11,663
Non-GAAP EBITDA	(509)	(8,742)	3,900	(11,081)
Stock-based compensation expense	1,080	1,003	4,109	3,462
Goodwill impairment charge	—	8,732	—	8,732
Intangible asset impairment charge	—	1,758	—	1,758
Transaction-related and other non-recurring legal fees	—	—	3,585	201
Obsolete inventory recovery	(592)	—	(592)	—
PPP loan forgiveness	—	—	(6,979)	—
Foreign exchange transaction (gain) loss	(84)	707	3	48
Non-GAAP adjusted EBITDA	$(105)	$3,458	$4,026	$3,120

KVH INDUSTRIES, INC. AND SUBSIDIARIES
REVENUE AND OPERATING INCOME (LOSS) BY SEGMENT
(in millions except for percentages, unaudited)

Segment Net Sales	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Mobile connectivity sales
Product	$8.2	$7.3	$30.0	$27.9
Service	27.0	22.6	103.9	91.6
Net sales	$35.2	$29.9	$133.9	$119.5

Inertial navigation sales
Product	$7.7	$13.6	$36.9	$36.8
Service	0.2	0.6	1.0	2.5
Net sales	$7.9	$14.2	$37.9	$39.3

Operating Income (Loss)	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Mobile connectivity	$1.0	$(10.6)	$2.7	$(10.1)
Inertial navigation	(1.4)	4.1	1.6	4.8
	(0.4)	(6.5)	4.3	(5.3)
Unallocated	(4.9)	(4.8)	(22.3)	(17.7)
Loss from operations	$(5.3)	$(11.3)	$(18.0)	$(23.0)

(1) Mobile connectivity loss from operations for the fourth quarter of 2020 includes a $10.5 million goodwill and intangible asset impairment charge.

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
	(percentage of total revenue)		(percentage of total revenue)
Mobile Connectivity Revenue Components
Product sales	19%	17%	17%	18%
mini-VSAT Broadband airtime	55%	46%	54%	51%
Content service	5%	4%	4%	5%
Inertial Navigation Revenue Components
FOG-based products	17%	14%	16%	16%
Tactical navigation products	—%	16%	5%	7%